UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 24, 2016

The Boston Beer Company, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Massachusetts	001-14092	04-3284048
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

One Design Center Place, Suite 850, Boston, Massachusetts		02210
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	(617) 368-5000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 24, 2016, the Company issued a press release announcing that Jonathan N. Potter will join the Company as Chief Marketing Officer in August. Mr. Potter will report to Chief Executive Officer Martin F. Roper and will have primary responsibility for overseeing the Company’s planning, development and execution of its brand development, marketing and advertising initiatives. He will lead brand innovation and management, public relations, research and strategy, media and sales support for the Company.

Mr. Potter, 52, comes to the Company with a strong background in the alcohol beverage business. From 1997 through 2010, he held a number of positions around the globe with Diageo, finishing his career there as CMO for Diageo North America headquartered in New York City. He was Senior Partner and CMO of McKinney Rogers International (USA), Inc., also headquartered in New York City, from 2010 to 2012. In 2012, Mr. Potter joined Moet Hennessy USA (MH), headquartered in New York City, as its Chief Marketing Officer and Executive Vice President for all brands, and in 2016 he was appointed the Managing Director of its Chandon division, located in California’s Napa Valley.

Mr. Potter’s annual salary will be $475,000, with his bonus potential determined by the Company’s performance against its “Goals” in accordance with its bonus “Scale”, both of which are described in the Compensation Discussion and Analysis section of the Company’s Proxy Statement on Schedule 14A filed with the SEC on April 13, 2016. If the Company achieves the 100% payout level on the Scale, Mr. Potter’s bonus will be 50% of his base salary. In March 2017, Mr. Potter will also be paid a hiring bonus of $250,000, repayable on a prorated basis should he resign from the Company within 12 months following such payment.

Additionally, the Company will grant Mr. Potter an option (the “Option”) to purchase shares of the Company’s Class A Common Stock (“Class A Shares”) valued at approximately $2.75 million. The Option will be granted during the open window period following the Company’s next earnings release (the “Grant Date”) after he joins the Company. The number of shares will be determined on the Grant Date based on the market price of the Class A Shares on the day prior to the Grant Date (the “Closing Price”), and the per share exercise price will be the Closing Price. The Option will be contingent upon Mr. Potter’s continued employment with the Company, with 20% of the shares vesting on the anniversary of the Grant Date in each of the years 2019 through 2023, subject to accelerated vesting upon the occurrence of certain specified events.

The Company will also grant Mr. Potter a restricted stock award for a number of Class A Shares on the Grant Date valued at approximately $600,000. The number of shares will be determined on the Grant Date based on the Closing Price. The restricted stock award will be contingent upon Mr. Potter’s continued employment with the Company, with one-third of the shares vesting on the anniversary of the Grant Date in each of the years 2017 through 2019, subject to accelerated vesting upon the occurrence of certain specified events.

Mr. Potter has no familial or other material relationship with the Company, either directly or as a partner, shareholder, or officer of an organization that has a relationship with the Company.

The Company’s press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Boston Beer Company, Inc.

June 24, 2016	By:	/s/ Martin F. Roper

Name: Martin F. Roper
Title: Chief Executive Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press Release of The Boston Beer Company, Inc. dated June 24, 2016